Exhibit 10.1
ODYSSEY HEALTH CARE, INC.
2001 EQUITY-BASED COMPENSATION PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
TIME-BASED RSU AWARD
To: _________________ Date of Grant: _________________ Number of Shares: _____
     Odyssey Health Care, Inc., a Delaware corporation (the “Company”), is pleased to grant you an award (the “Award”) to receive ___ Restricted Stock Units (the “Restricted Stock Units”) whereby each Restricted Stock Unit represents the right to receive one share of common stock, par value $0.001, of the Company (the “Stock”), plus an additional amount pursuant to Section 2, subject to certain restrictions and on the terms and conditions contained in this Restricted Stock Unit Award Agreement (the “Agreement”) and the Odyssey Health Care, Inc. 2001 Equity-Based Compensation Plan, as amended (the “Plan”). A copy of the Plan is available upon request. Except as provided below, to the extent that any provision of this Agreement conflicts with the expressly applicable terms of the Plan, you acknowledge and agree that those terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan. Terms that have their initial letters capitalized, but that are not otherwise defined in this Agreement, shall have the meanings given to them in the Plan in effect as of the date of this Agreement. The Restricted Stock Units contemplated herein are referred to as Phantom Stock awards in the Plan. For purposes of this Agreement and the Plan the terms Restricted Stock Units and Phantom Stock awards are synonymous.
     This Agreement sets forth the terms of the agreement between you and the Company with respect to the Restricted Stock Units. By accepting this Agreement, you agree to be bound by all of the terms hereof.
     1. No Shareholder Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle you to any rights of a shareholder of Stock prior to the date shares of Stock are issued to you in settlement of the Award. Your rights with respect to Restricted Stock Units shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Restricted Stock Units lapse in accordance with Sections 4, 5 or 6.
     2. Dividend Equivalents. As long as you hold the Restricted Stock Units granted pursuant to this Agreement, the Company shall pay to you on December 31 of each year a cash payment equal to the cash dividends you would have received if you were the beneficial owner, as of the dividend declaration date, of the number of shares of Stock related to the portion of your Restricted Stock Units that have not been settled.

     3. Conversion of Restricted Stock Units; Issuance of Stock; Payment of Stock. No shares of Stock shall be issued to you prior to the date on which the Restricted Stock Units vest and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Sections 4, 5 or 6. Neither this Section 3 nor any action taken pursuant to or in accordance with this Section 3 shall be construed to create a trust of any kind. After any Restricted Stock Units vest pursuant to Sections 4, 5 or 6 the Company shall promptly cause to be issued Stock in book entry form registered in your name in payment of such vested Restricted Stock Units. The value of any fractional Restricted Stock Units shall be paid in cash at the time Stock certificates are delivered to you in connection with the Restricted Stock Units. The value of the fractional Restricted Stock Units shall equal the percentage of a Restricted Stock Unit represented by a fractional Restricted Stock Unit multiplied by the Fair Market Value of the Stock. Upon the applicable payment date, the Company shall cause to be issued and delivered to you or your designee a certificate representing the number of shares of Stock as to which forfeiture restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions, upon receipt by the Company of any tax withholding as may be requested. The value of such shares of Stock shall not bear any interest owing to the passage of time.
     The payment date or dates of the Stock related to your Restricted Stock Units will be the date or dates on which the restrictions on such Stock expire as provided in Section 4, 5, or 6 of this Agreement; provided, however, that the payment of any amount under this Agreement that would be nondeductible by the Company under section 162(m) of the Code if paid in accordance with this Section 3 will be automatically deferred to the earliest date on which payment will not result in a lost deduction.
     4. Expiration of Restrictions and Risk of Forfeiture. The Restricted Stock Units granted pursuant to this Agreement will vest pursuant to the following schedule, provided you have been an employee of the Company or of a Subsidiary of the Company continuously from the Date of Grant through the applicable vesting date:
          (a) Twenty-five percent (25%) of your Restricted Stock Units will vest on                     ;
          (b) Twenty-five percent (25%) of your Restricted Stock Units will vest on                     ;
          (c) Twenty-five percent (25%) of your Restricted Stock Units will vest on                     ; and
          (d) The remaining twenty-five percent (25%) of your Restricted Stock Units will vest on                     .
     5. Change in Control of the Company. In the event of any Change in Control occurring after the Date of Grant, the restriction period associated with the Restricted Stock Units granted pursuant to this Agreement shall be immediately accelerated and the forfeiture restrictions shall expire; provided, however, that the Board or Committee may only effectuate a payment in satisfaction of the Award if the Change in Control constitutes a change in control for purposes of Section 409A of the Code or any applicable guidance issued pursuant thereto.

     6. Termination of Employment.
          (a) Termination Other Than Due to Death or Disability. If your employment relationship with the Company or any of its Subsidiaries is terminated for any reason other than due to your death or Disability, then that portion, if any, of this Award for which forfeiture restrictions have not lapsed as of the date of termination shall become null and void; provided, however, that the portion, if any, of this Award for which forfeiture restrictions have expired as of the date of such termination shall survive such termination.
          (b) Death. Upon your death, the restriction period of the Restricted Stock Units awarded under this Agreement shall immediately be accelerated and the forfeiture restrictions shall expire.
          (c) Disability. If your service relationship with the Company is terminated by reason of your Disability, the restriction period of the Restricted Stock Units awarded under this Agreement shall immediately be accelerated and the forfeiture restrictions shall expire.
          (d) Effect of Employment Agreement. Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 6 and any employment agreement entered into by and between you and the Company, the terms of the employment agreement shall control.
     7. Leave of Absence. With respect to the Award, the Board or Committee may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of the Company.
     8. Adjustment Provisions. In the event there is any change in the Stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares or otherwise, there shall be substituted for or added to each share of Stock theretofore appropriated or thereafter subject, or which may become subject, to this Award, the number and kind of shares of stock or other securities into which each outstanding share of Stock shall be so changed or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be. Adjustment under the preceding provisions of this section will be made by the Board or Committee, whose determination as to what adjustments will be made and the extent thereof will be final, binding, and conclusive. No fractional interest will be issued under the Plan on account of any such adjustment.
     9. Restriction on Transfer. The Restricted Stock Units and any rights under this Agreement may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by you other than by will or by the laws of descent and distribution, and any purported sale, assignment, transfer, pledge, hypothecation, or other disposition shall be void and unenforceable against the Company. Notwithstanding the foregoing, you may in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise your rights to receive any property distributable with respect to the Restricted Stock Units upon your death.

     10. Conditions to Delivery of Stock and Registration. Nothing herein shall require the Company to issue any shares with respect to the Award if (a) that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act of 1933 or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect or (b) the withholding obligation as provided in Section 17 has not been satisfied.
     From time to time, the Board and appropriate officers of the Company shall and are authorized to take whatever actions are necessary to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Common Stock available for issuance.
     11. Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.
     12. Remedies. The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.
     13. Arbitration. All claims, demands, causes of action, disputes, controversies or other matters in question (“Claims”), whether or not arising out of this Agreement or your service (or termination from service) with the Company, whether arising in contract, tort or otherwise and whether provided by statute, equity or common law, that the Company may have against you or that you may have against the Company or its parents, Subsidiaries or Affiliates, or against each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise, shall be submitted to binding arbitration, if such Claim is not resolved by mutual written agreement between you and the Company, or otherwise, within 30 days after notice of the dispute is first given. Claims covered by this Section 14 include, without limitation, claims by you for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin, sexual orientation, or any other factor), harassment and retaliation. Any arbitration shall be conducted in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or such other rules of the AAA as are applicable to the claims asserted. If a party refuses to honor its obligations under this Section 14, the other party may compel arbitration in either federal or state court. The arbitrator shall apply the substantive law of Texas (excluding choice-of-law principles that might call for the application of some other jurisdiction’s law) or federal law, or both as applicable to the claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement (including this Section 14), including any claim that all or part of the Agreement is void or voidable and any claim that an issue is not subject to arbitration. The results of arbitration will be binding and conclusive on the parties hereto. Any arbitrator’s award or finding or any judgment or verdict thereon will be final and unappealable. All parties agree that venue for arbitration will be in Dallas, Texas, and that any arbitration commenced in any other venue will be transferred to Dallas, Texas upon the written request of any party to this Agreement. In the event that an arbitration is actually conducted pursuant to this Section 14, the party in whose favor the arbitrator renders the award shall be entitled to have and recover from the other party all costs and expenses incurred, including reasonable attorneys’ fees, reasonable costs and other reasonable expenses pertaining to the arbitration and the enforcement thereof and such attorneys fees, costs and other expenses shall become a part of any award, judgment or verdict. Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by any federal or state court having jurisdiction. All privileges under state and federal law, including attorney-client, work product and party communication privileges, shall be preserved and protected. The decision of the arbitrator will be binding on all parties. Arbitrations will be conducted in such a manner that the final decision of the arbitrator will be made and provided to you and the Company no later than 120 days after a matter is submitted to arbitration. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrators, shall be kept confidential by all parties. YOU ACKNOWLEDGE THAT, BY SIGNING THIS AGREEMENT, YOU ARE WAIVING ANY RIGHT THAT YOU MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY SERVICE RELATED CLAIM ALLEGED BY YOU.
     14. Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree with the Company that you will keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor militating against the advisability of granting any such future award to you.
     15. Consideration. No restriction on the Restricted Stock Units shall lapse unless and until you have performed services for the Company or any of its Subsidiaries that the Company believes is equal to or greater in value than the par value of the Stock subject to the Award.
     16. Payment of Taxes. The Company may from time to time, in its discretion, require you to pay to the Company (or the Company’s Subsidiary if you are an employee of a Subsidiary of the Company), the amount that the Company deems necessary to satisfy the Company’s or its Subsidiary’s current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the Award. With respect to any required tax withholding, you may (a) direct the Company to withhold from the shares of Stock to be issued to you the number of shares necessary to satisfy the Company’s obligation to withhold taxes, that determination to be based on the shares’ Fair Market Value, as defined in the Plan, at the time as of which such determination is made; (b) deliver to the Company sufficient shares of Stock to satisfy the Company’s tax withholding obligations, based on the shares’ Fair Market Value, as defined in the Plan, at the time as of which such determination is made; or (c) deliver sufficient cash to the Company to satisfy its tax withholding obligations. If you elect to use a Stock withholding feature, you must make the election at the time and in the manner that the Company prescribes. The Company may, at its sole option, deny your request to satisfy withholding obligations through Stock instead of cash. In the event the Company subsequently determines that the aggregate Fair Market Value, as defined in the Plan, of any shares of Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you shall pay to the Company, immediately upon the Company’s request, the amount of that deficiency.
     17. Right of the Company and Subsidiaries to Terminate Employment. Nothing contained in this Agreement shall confer upon you the right to continue in the employ of the Company or any Subsidiary of the Company, or interfere in any way with the rights of the Company or any Subsidiary of the Company to terminate your employment at any time.
     18. No Liability for Good Faith Determinations. Neither the Company nor the members of the Board and the Committee shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Stock Units granted hereunder.
     19. No Guarantee of Interests. The Board and the Company do not guarantee the Stock of the Company from loss or depreciation.
     20. Company Records. Records of the Company or its Subsidiaries regarding your period of employment, termination of employment and the reason therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.
     21. Company Action. Any action required of the Company shall be by resolution of its Board or Committee or by a person authorized to act by resolution of the Board or Committee.
     22. Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
     23. Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or you may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices.
     The Company and you agree that any notices shall be given to the Company or to you at the following addresses:
     Company: Odyssey Health Care, Inc.

717 N. Harwood, Suite 1500
Dallas, Texas 75201
Attention: General Counsel
     Holder: At your current address as shown in the Company’s records.
     24. Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.
     25. Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.
     26. Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
     27. Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Texas except to the extent Texas law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.
     28. Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.
     29. Amendment. This Agreement may be amended at any time unilaterally by the Company provided that such amendment is consistent with all applicable laws, including Section 409A of the Code, and does not reduce any rights or benefits you have accrued pursuant to this Agreement. This Agreement may be amended in any manner consistent with all applicable laws, including Section 409A of the Code, by a written consent executed by you and a duly authorized representative of the Company.
     30. The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer to be effective as of the Date of Grant first above written.

ODYSSEY HEALTH CARE, INC.

By:
Name:

Title:

ACKNOWLEDGED AND AGREED:

By:

Name: